Exhibit 99.1

Press Release

For Immediate Release:	Contact: Ron Reese
September 13, 2004	(702) 414-3607

Las Vegas Sands, Inc. Announces Executive Addition

Las Vegas, NV – Las Vegas Sands, Inc. (LVSI) announced today that Scott Henry has joined the organization as Senior Vice President and Chief Financial Officer. Mr. Henry brings to LVSI a wealth of capital markets financing and M&A advisory experience acquired over 17 years as a Wall Street investment banker. During his career on Wall Street, Mr. Henry was responsible for a broad range of transactions spanning a number of industries, including over 10 years working exclusively with companies in the gaming, leisure and hospitality industries.

Most recently, from May 2001 until September 2004, Mr. Henry was a Managing Director in the Telecommunications, Media and Technology Group at ABN AMRO Incorporated. Additionally, he has held key positions with ING Barings, Prudential Securities, and Salomon Brothers, Inc.

“Scott will be an excellent addition to our team and we anticipate his depth and breadth of knowledge and experience to be an invaluable asset to our continued success.” said Brad Stone, Executive Vice President of LVSI.

LVSI has also announced that Harry Miltenberger has been named Chief Accounting Officer.

Las Vegas Sands, Inc., is a hotel, conference, gaming, and retail mall development company headquartered in Las Vegas, Nevada. LVSI is the owner and operator of The Venetian Resort-Hotel-Casino, the Sand Expo and Convention Center, and Venetian Macao Limited, a developer of multiple resort-hotel-casino properties in The People’s Republic of China’s Special Administrative Region of Macao.